UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2014

UNUM GROUP

(Exact name of registrant as specified in its charter)

Delaware	001-11294	62-1598430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of principal executive offices) (Zip Code)

(423) 294-1011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2014, the Board of Directors (the “Board”) of Unum Group (the “Company”) elected Cynthia L. Egan as a director of the Company. Ms. Egan also was appointed to serve on the Audit Committee and the Regulatory Compliance Committee of the Board. The Board has affirmatively determined that Ms. Egan is an independent director. Ms. Egan was elected to fill a newly created position on the Board, which is now comprised of 13 members, and will serve as a Class I director with a term of office expiring at the Company’s 2015 Annual Meeting of Stockholders. Ms. Egan is the former President of Retirement Plan Services at T. Rowe Price Group, where she served from 2007 until her retirement in December 2012, and currently serves as a senior advisor to the U.S. Department of the Treasury. She is also a director of Envestnet, Inc. A copy of the news release issued by the Company on July 29, 2014 announcing Ms. Egan’s election is attached hereto as Exhibit 99.1.

Ms. Egan will participate in the standard compensation arrangement for non-employee directors, including receiving a pro-rata portion of the director’s annual cash retainer and restricted stock unit award for the current board year, as described on page 19 of the Company’s proxy statement filed with the Securities and Exchange Commission on April 9, 2014.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed with this report:

99.1	News release of Unum Group dated July 29, 2014, announcing the election of a new director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unum Group
(Registrant)

Date: July 29, 2014	By:	/s/ Susan N. Roth
	Name:	Susan N. Roth
	Title:	Vice President, Transactions, SEC
and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	News release of Unum Group dated July 29, 2014, announcing the election of a new director.